Exhibit 10.1

DPAC TECHNOLOGIES CORP.

DESCRIPTION OF DIRECTOR COMPENSATION

ADOPTED MARCH 14, 2006

DPAC Technologies Corp. (the “Company”) is providing this written description of the compensation arrangement that the Company currently has with its Board of Directors (“Board”), which, under the rules and regulations of the Securities and Exchange Commission, may be deemed to be a material definitive agreement with the directors.

On March 14, 2006, the Board of Directors approved the following compensation arrangement for the Company’s non-employee directors effective as of March 14, 2006 which superseded those arrangements which were previously disclosed in the Company’s proxy statement:

•	Non-employee directors are to receive $2,000 per fiscal quarter in a cash retainer for their service on the Board.

•	The Chair of the Audit Committee is to receive an additional $1,000 per fiscal quarter in cash compensation for his or her service.

•	The Chair of the Compensation Committee is to receive an additional $500 per fiscal quarter in cash compensation for his or her service.

•	In addition to such retainers, non-employee directors will receive fees for attendance at meetings of the Board of Directors. Attendance by a non-employee director at each meeting of the Board of Directors will be compensated in cash at a rate of $1,500 per meeting. Board meetings held via teleconference, videoconference or other electronic media which do not exceed two (2) hours in length with not be separately compensated.

•	In addition, non-employee directors will receive fees for attendance at Board Committee meetings. Attendance by a non-employee director at one or more of the meetings of the Board’s Audit Committee or Compensation Committee will be compensated in cash at a rate of $500 per meeting.

•	Each non-employee director will be granted annually an option to purchase up to 50,000 shares of the Company’s Common Stock at the fair market value of such shares at the time of such grant. Such option grants shall have a 10 year life and shall be immediately exercisable and fully vested at the time of grant.

•	The annual stock options described above shall be granted on the first business day of each fiscal year, provided that the Fiscal 2006 grant shall be made on the first business day of the second fiscal quarter of 2006.

•	The quarterly retainers described above shall be paid on the first business day of each fiscal quarter or as soon thereafter as is reasonably practical, with the first such payment to be made on about April 3, 2006.

•	To the extent that any non-employee director continues to receive severance payments from the Company or any subsidiary, no cash retainers of any type described above shall be paid to such non-employee director.